UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following presentation was issued on August 19, 2021.

TRI-PARTY MERGER PRESENTATION
AUGUST 2021

GRIFFIN-AMERICAN HEALTHCARE REIT III

GRIFFIN AMERICAN HEALTHCARE REIT IV

AMERICAN HEALTHCARE INVESTORS

Disclaimers

Forward-Looking Statements

This presentation contains statements that constitute "forward-looking statements," as such term is defined in Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and such statements are intended to be covered by the safe harbor provided by the same. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; no assurance can be given that these expectations will be attained. Factors that could cause actual results to differ materially from these expectations include, but are not limited to, the risk that the proposed merger will not be consummated within the expected time period or at all; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the inability of Griffin-American Healthcare REIT III, Inc. ("GAHR III") or Griffin-American Healthcare REIT IV, Inc. ("GAHR IV") to obtain the approval of the merger from its stockholders or the failure to satisfy the other conditions to completion of the merger; GAHR III's inability to consummate the transaction to become self-managed; the ability of the combined REIT to achieve the expected operational efficiencies and cost savings or to engage in any liquidity event or public offering; the ability to attract institutional investors; risks that the board of directors of the combined REIT will not authorize distributions at the expected rate, or at all; risks related to disruption of management's attention from the ongoing business operations due to the merger; availability of suitable investment opportunities; changes in interest rates; the availability and terms of financing; the impact of the COVID-19 pandemic on the operations and financial condition of each of GAHR III and GAHR IV and the real estate industries in which they operate, including with respect to occupancy rates, rent deferrals and the financial condition of their respective tenants and operators; general economic conditions; market conditions; legislative and regulatory changes that could adversely affect the business of GAHR III or GAHR IV; and other factors, including those set forth in the Risk Factors section of GAHR III's and GAHR IV's most recent Annual Reports on Form 10-K for the year ended December 31, 2020, as updated by GAHR III's and GAHR IV's subsequent Quarterly Reports on Form 10-Q for the period ended June 30, 2021, filed with the Securities and Exchange Commission (the "SEC"), and other reports filed by GAHR III and GAHR IV with the SEC, copies of which are available on the SEC's website, www.sec.gov. GAHR III and GAHR IV undertake no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

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Disclaimers

Additional Information and Where to Find It

In connection with the proposed merger, GAHR IV filed with the SEC a registration statement on Form S-4 containing a Joint Proxy Statement/Prospectus jointly prepared by GAHR III and GAHR IV, and other related documents. The Joint Proxy Statement/Prospectus contains important information about the merger and related matters. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS FILED BY GAHR III AND GAHR IV WITH THE SEC CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT GAHR III, GAHR IV AND THE PROPOSED MERGER. Investors and stockholders of GAHR III and GAHR IV may obtain free copies of the registration statement, the Joint Proxy Statement/Prospectus and other relevant documents filed by GAHR III and GAHR IV with the SEC through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by GAHR III and GAHR IV with the SEC are also available free of charge on GAHR III's and GAHR IV's websites at http://www.healthcarereit3.com and http://www.healthcarereitiv.com, respectively.

Participants in Solicitation Relating to the Merger

GAHR III and GAHR IV and their respective directors and officers and other members of management may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information regarding GAHR III's directors and executive officers can be found in GAHR III's 2020 Annual Report on Form 10-K filed with the SEC on March 25, 2021. Information regarding GAHR IV's directors and executive officers can be found in GAHR IV's 2020 Annual Report on Form 10-K filed with the SEC on March 26, 2021. Additional information regarding the interests of such potential participants is included in the Joint Proxy Statement/Prospectus and other relevant documents filed with the SEC in connection with the merger. These documents are available free of charge on the SEC's website and from GAHR III or GAHR IV, as applicable, using the sources indicated above.

3

Disclaimers

No Offer or Solicitation

This communication and the information contained herein does not constitute an offer to sell or the solicitation of an offer to buy or sell any securities or a solicitation of a proxy or of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act. This communication may be deemed to be solicitation material in respect of the proposed merger.

4

Executive Summary

Overland, MO - MOB

Planned liquidity through combination of businesses*

5

* There can be no guarantee that the combined REIT will effect a listing of its common stock or any other type of liquidity event.

Executive Summary – Transaction Overview

REIT Merger	• GAHR III to merge into GAHR IV in a 100% stock-for-stock transaction • Total gross investment value of $4.2 billion,* as well as the assumption of GAHR III's outstanding debt of approximately $1.8 billion • Each share of GAHR III's common stock will be converted into 0.9266 shares of GAHR IV class I common stock
Sponsor Acquisition	• Concurrent with the REIT merger, GAHR III to acquire the GAHR III & GAHR IV external advisors and the assets of American Healthcare Investors ("AHI") for 100% units of GAHR III's operating partnership (~15,464,000 units); the acquisition of AHI is anticipated to result in ~$21 million per year in cost savings for the combined REIT
Stockholder Vote	• Stockholders of each of GAHR III and GAHR IV will be asked to approve the merger transaction and charter amendments

6

* Gross investment value equals acquisition costs plus subsequent capital expenditures that pertain to the REIT's pro-rata ownership.

Executive Summary – Transaction Overview (Cont.)

Ownership	• The combined REIT will be owned ~65.2% by GAHR III, ~29.7% by GAHR IV and ~5.1% by the current sponsor ownership group, which includes ~2.3% that will be owned by the management team
Management Team	• All 100+ AHI employees (including the three founders) will become employees of the combined REIT, making it a fully self-managed company with broad capabilities
Board Composition	• The three AHI founders are expected to join the three GAHR III independent directors and the three GAHR IV independent directors, resulting in a total of nine board members for the combined REIT
Distributions	• The post-transaction distribution rate is anticipated to be $0.40 per share annually[1]
Timing	• The transaction is expected to close during the fourth quarter of 2021, subject to certain closing conditions which include approval of the proposed transactions by both GAHR III and GAHR IV stockholders
Targeted Liquidity Event	• Target for listing the combined REIT's shares on the NYSE or another major stock exchange by the end of 2022[2]

THE COMBINED REIT WILL BE RENAMED

AMERICAN HEALTHCARE REIT, INC.

1. Distributions to stockholders are determined by the combined REIT's board of directors and are dependent upon a number of factors. There can be no assurance that distributions will be paid at this rate, if at all.
2. There can be no guarantee that the combined REIT will effect a listing of its common stock or any other type of liquidity event by the end of 2022 or at all.

7

Strategic Benefits – REIT Merger*

Grand Junction, CO - MOB

$4.2 Billion
Gross Investment Value

19.0 Million
Square Feet

314
Properties

36
States
+ UK & Isle of Man

* See page 15 and 16 for details about the calculation of the information provided on this page.

8

Strategic Benefits – REIT Merger

1

Healthcare Real Estate Remains a Highly Attractive Real Estate Asset Class

- Rapidly aging US population
- Continued increases in US healthcare spending

2

REIT Merger to Result in Enhanced Portfolio Profile

- Greater size and scale
- Broader geographic diversification
- Broader tenant and operator diversification

3

Combined REIT Will Be Well-Positioned for Listing[1]

- Management believes that a $4.2 billion REIT is desirable size for public market listing
- Publicly traded healthcare REITs have historically traded at meaningful premiums to NAV[2]

4

REIT Merger Creates Opportunity for Both REITs to Benefit from Cost Savings from Sponsor Acquisition

- Both REITs will benefit from ~$21 million in estimated cash savings generated by the sponsor acquisition
- Accretion from sponsor acquisition supports future distributions for both GAHR III and GAHR IV

1. There can be no guarantee that the combined REIT will effect a listing of its common stock or any other type of liquidity event.
2. Source: Green Street Advisors through March 2016, thereafter provided by SNL Financial; represents an average of all listed REITs in each sector as of May 2021.

9

Strategic Benefits – Sponsor Acquisition*

Wabash, IN – Trilogy Integrated Campus

AMERICAN HEALTHCARE INVESTORS

- **$9.1 Billion** of Sponsored Healthcare Investments Over The Past 15 Years
- **$6.7 Billion** In Equity Raised
- **$33 Million** Co-Invested by Insiders Across Sponsored Funds
- Established Team with **199+** Years Combined Real Estate Industry Experience
- One of the Largest Privately-Held Investment Managers in the **Healthcare** Space **Globally**
- Expertise Across All Four Clinical Healthcare Asset Classes

10

* See page 12 for details about the calculation of the information provided on this page.

Rationale and Benefits of Sponsor Acquisition

1 **Acquisition of Entire American Healthcare Investors Management Platform**

– The combined REIT will absorb all 100+ employees of AHI (including the three founders) and its proven track record

2 **Significant and Immediate Economic Benefits to Stockholders through Cost Savings**

– Estimated to result in cost savings of approximately $21 million per year

3 **Positions the Combined REIT for Planned Public Listing***

– Internal management structure positions the combined REIT to attract new institutional capital at strategically beneficial times and at favorable market terms

– In public markets, self-managed REITs have historically traded at a material premium relative to externally-managed REITs

4 **Enhanced Alignment of Interests and Continuity of Management**

– 100% of the purchase price for AHI will be in the form of REIT operating partnership units that may be later converted to American Healthcare REIT common stock, with market lock-up provisions

– This structure creates significant and long-term alignment of interests between the management team and stockholders

* There can be no guarantee that the combined REIT will effect a listing of its common stock or any other type of liquidity event.

11

American Healthcare Investors Overview

AHI & MANAGEMENT TEAM OVERVIEW

- **Market Position:** One of the largest privately-held healthcare real estate investment management firms globally with ~$4.2 billion in gross investment value under management
- **Specialized Team:**
  - 199+ years of combined senior management experience, including with publicly traded REITs and long-term care operating companies
  - 100+ employees
- **Alignment of Interests:** $33 million of management/insider capital invested across sponsored funds[1]
- **History:** Over the past 15 years the management team has built four multi-billion dollar, public-reporting healthcare REITs[2]
  - $6.7 billion in equity raised and $9.1 billion in investments (678 buildings across 40 U.S. states, plus the United Kingdom and Isle of Man)
  - 68.7% of the GAHR III and GAHR IV acquisitions have been sourced off-market (both unlisted and seller-direct) through meaningful industry relationships and reputation

$9.1
BILLION INVESTED

COMBINED EXPERIENCE
+199
YEARS

- **Track Record:** AHI and its management team have invested through multiple economic cycles, including the global financial crisis, utilizing similar investment strategies with consistent success
  - Management team came together on their first REIT in 2006, which went self-managed in 2009
  - Griffin-American Healthcare REIT II, Inc. ("GAHR II") launched in 2009 and went full-cycle in 2014 through a $4.0 billion public M&A transaction; sold to NorthStar Realty Finance (n/k/a NYSE: DBRG)
  - GAHR III launched in 2014 (current proposed tri-party merger with intent to effect near-term public listing)
  - GAHR IV launched in 2016 (current proposed tri-party merger with intent to effect near-term public listing)

1. Includes investments in GAHR II, GAHR III, and GAHR IV.
2. AHI was founded in 2011 by a senior management team that previously served as the healthcare real estate management team for Grubb & Ellis Company. This overview includes investments made and equity raised from 2006 when the founders and certain members of senior management at AHI came together at Grubb & Ellis Company. Grubb & Ellis Healthcare REIT, Inc. became self managed in 2009 and senior management of AHI was not involved in the management of that REIT after the self-management transaction.

12

Past performance is no guarantee of future results.

Management Team

		Background & Years in Industry	
	**Jeff Hanson** *AHI Founding Principal*	25	• Executive Chairman of combined REIT • Former CEO of Grubb & Ellis' (Formerly **NYSE: GBE**) national investment management business
	**Danny Prosky** *AHI Founding Principal*	28	• President & CEO of combined REIT • 14 years with two publicly traded REITs (**NYSE: PEAK** and American Health Properties, formerly **NYSE: AHE**)
	**Mathieu Streiff** *AHI Founding Principal*	18	• COO of combined REIT • Former General Counsel of Grubb & Ellis (Formerly **NYSE: GBE**) • Latham & Watkins New York
	**Brian Peay** *EVP & CFO*	25	• EVP, CFO of combined REIT • Publicly traded REIT CFO of Glenborough Realty Trust (Formerly **NYSE: GLB**)
	**Gabe Willhite** *EVP, General Counsel*	15	• General Counsel of combined REIT • Formerly legal counsel for Oaktree Capital subsidiary, Sabal Financial • Greenberg Traurig
	**Stefan Oh** *EVP, Acquisitions*	21	• EVP, Acquisitions of each AHI-sponsored REIT • 9 years with publicly traded REIT (**NYSE: PEAK**)

		Background & Years in Industry	
	**Kenny Lin** *EVP, Accounting and Finance*	16	• Former CFO of Mobilitie, LLC—the largest private cellular tower company in the US prior to its sale to SBA Communications Corp (**NASDAQ: SBAC**)
	**Wendie Newman** *EVP, Asset Management (Medical Office)*	26	• Former SVP, Asset Management for two publicly traded healthcare REITs (**NYSE: VTR & NYSE: NHP**)
	**Ray Oborn** *EVP, Asset Management (Long –Term Care)*	26	• Former EVP of United Properties • Former SVP Operations for Brookdale (**NYSE: BKD**)
	**Brian McDonald** *SVP, Acquisitions*	16	• 12 years of healthcare acquisition experience • Over $8B in acquisition volume
	**Cora Lo** *SVP, Assistant General Counsel-Corporate*	16	• Secretary & Asst. General Counsel of each AHI-sponsored REIT • Has served as securities counsel for seven public reporting REITs over past 15 years

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Combined REIT Portfolio Profile

COMBINED REIT PROVIDES GREATER SCALE AND EXPANDED ASSET DIVERSIFICATION

	GAHR III Portfolio (as of 3/31/21)	GAHR IV Portfolio (as of 3/31/21)	Combined Portfolio (as of 3/31/21)
Gross investment value	$2.9 billion	$1.3 billion	**$4.2 billion**
Total square feet	14.1 million	4.9 million	**19.0 million**
Total number of buildings + campuses	220	94	**314**
Medical office buildings (sq. ft.)	2.9 million	2.1 million	**5.0 million**
Senior housing beds[1, 2]	8,811	2,769	**11,580**
Skilled nursing beds[2]	5,863	1,415	**7,278**

PORTFOLIO BREAKDOWN BY ASSET TYPE[3]

Debt
2.6%
MOB
25.4%
Hospitals
4.5%
Senior Housing1, 2
36.0%
Skilled Nursing2
31.5%

GAHR III

Skilled Nursing2
15.2%
MOB
51.5%
Senior Housing1, 2
33.3%

GAHR IV

Debt
1.8%
MOB
33.4%
Hospitals
3.2%
Senior Housing1, 2
35.1%
Skilled Nursing2
26.5%

COMBINED REIT

1. Includes senior housing – RIDEA facilities.
2. Includes portion of integrated senior heath campuses related to joint venture interest acquired.
3. Based upon gross investment value.

15

Broader Geographic Diversification

THE COMBINED REIT WILL HAVE EXPANDED GEOGRAPHIC DIVERSIFICATION WITH PROPERTIES IN 36 STATES, PLUS THE U.K. AND ISLE OF MAN

COMBINED REIT

Griffin-American Healthcare REIT III
Griffin-American Healthcare REIT IV

Number of States
40
35
30
25
20
15
10
5
0
27
28
36
GAHR III
GAHR IV
Combined REIT

GAHR III

GAHR IV

Medical Office Buildings
Hospitals
Senior Housing
Senior Housing - RIDEA
Skilled Nursing Facilities
Integrated Senior Health Campuses

16

Expanded Tenant Diversification*

GAHR III	%	GAHR IV	%	Combined	%
Methodist Health System	6.8%	Reliant Care	11.1%	Reliant Care	4.4%
BaneCare	5.5%	Vista Springs	5.6%	Methodist Health System	4.1%
TL Management	4.2%	Prime Healthcare	5.3%	BaneCare	3.3%
Mercy Health	3.9%	Compass Senior Living	3.4%	TL Management	2.6%
Christus Health	2.4%	Integro	3.0%	Mercy Health	2.4%
Montefiore Medical Center	2.0%	Cullman Regional Medical Center	2.7%	Vista Springs	2.2%
Atrius Health	1.9%	Mercy Medical Center	2.3%	Prime Healthcare	2.1%
Bane Hancock Park	1.8%	Diagnostic Imaging Centers	2.0%	Christus Health	1.5%
Providence Assisted Living	1.7%	Martha Jefferson Hospital	2.0%	Compass Senior Living	1.3%
Christus Good Shepherd Ambulatory Surgical hospital	1.6%	First Choice Physicians Partners	1.8%	Montefiore Medical Center	1.2%
TOTAL	**31.6%**	**TOTAL**	**39.1%**	**TOTAL**	**25.0%**

* Calculated based on revenue.

17

Combined REIT Cost Savings & Accretion

ACQUISITION OF AHI WILL RESULT IN SIGNIFICANT & IMMEDIATE SAVINGS

	Fee Amount (bps)	Basis
Asset Mgmt. Fees	75 – 80 bps	% of total cost of portfolio
Acquisition / Disposition Fees	200 – 225 bps	% of real estate price
Property Mgmt. Fees	100 – 150 bps	% of monthly gross income
Leasing Commissions	300 – 600 bps	% of gross rent
Construction Mgmt. Fees	500 bps	% of cost of improvements

Annual Net Cost Savings From GAHR III + GAHR IV[1]

$ millions
$50.0
$40.0
$30.0
$20.0
$10.0
$0.0
$31.1
$6.8
$4.4
$0.8
$0.5
$0.3
$22.9
$20.9
Asset Mgmt.
Acq. / Disp.
Prop. Mgmt.
Other 2
LCs
Const. Mgmt.
Expenses 3
Savings

~$21 MILLION IN ANNUAL NET COST SAVINGS[3]

1. Projected FY 2021 cost savings from sponsor acquisition transaction.
2. Includes other income of $0.5 million which includes leased office space to Griffin Capital Company, LLC and other miscellaneous items and $0.4 million in expense reimbursements which includes the salaries of three members of AHI's legal team and accounting staff.
3. Includes $22.9 million in estimated annual additional expenses associated with sponsor acquisition including employee wages, benefits and overtime, overhead expenses and other general and administrative expenses.

19

Ways to Vote

Griffin-American Healthcare REIT III
855-928-4498

Griffin-American Healthcare REIT IV
855-976-3325

www.proxyvote.com

August 2021 GAHR Merger Presentation Transcript

Jeff Hanson: Hello and welcome, everyone. My name is Jeff Hanson and I serve as the chairman and CEO of both Griffin American Healthcare REITs. And I'm joined today by my business partner and co-founder of American Healthcare Investors, Dan Prosky, who, of course, serves as the president and chief operating officer of both REITs. And as you all know, we're in the midst of an important proxy campaign for both REITs. On June 24th, roughly just seven weeks ago, we publicly filed and announced a proposed tri-party transaction between both Healthcare REIT III and Healthcare REIT IV, as well as an acquisition of the sponsor company American Healthcare Investors, all in order to create a $4.2 billion combined REIT that's vertically integrated and self-managed. All, of course, in an effort to position the company for a targeted listing or IPO on the New York Stock Exchange, or other major exchange, next year in 2022. You'll see in our public filings with the S.E.C., both a press release as well as an extensive shareholder slide presentation that I think you'll appreciate, by the way, in terms of the breadth and the depth of the overall detail. For purposes of today's presentation, however, and to keep it brief and succinct, we've lifted the most operative slides from the broader 34-page slide deck to drive today's content. By the way, you can find all of our filings and other materials regarding the proposed merger on the REIT websites. And those websites are as follows; Healthcare REIT 3 dot com. That's healthcare REIT, the number three dot com and Healthcare REIT 4 dot com; Healthcare REIT and the number four dot com. At this time, Dan will walk us through the abbreviated presentation and then we'll cover the most frequently asked questions that we've been receiving from our various constituencies since the merger announcement in late June.

Danny…

Danny Prosky: Thanks, Jeff, and thanks everybody for joining us. There are essentially three components to today's discussion: number one, the benefits at a high level of bringing these two REITs together; two, the benefits of the acquisition of the sponsor, American Healthcare Investors; and the third component is a combined company portfolio overview -- what the new REIT actually will look like, post-merger. Of course, one of the primary goals we have for the REITs is to create a strong, unified company that drives greater value and positions it for a listing on a national stock exchange. We believe post-merger, the company will be far more attractive to institutional investors and will be an attractive candidate to take public, which will help us transform your currently illiquid investment into a liquid one. In terms of this opportunity, we say proposed transaction because the stockholders of both REITs will vote on this transaction. All stockholders should have received copies of the proxy and have either already voted or will vote soon. We have scheduled a stockholder meeting for each of the REITs for the end of September and a targeted close of the merger in early October. It is very important that each stockholder cast their votes. Please return your completed proxy card via standard mail, visit proxyvote.com to vote online or to vote by phone, if you're a REIT III investor call 1 (855) 928-4498 or for REIT IV call (855) 976-3325. Between the two REITs it's a one hundred percent stock for stock transaction with no cash at a .9266 exchange ratio, meaning each shareholder in REIT III will receive .9266 shares of REIT IV. As far as the sponsor acquisition is concerned, this is actually a bona fide purchase of American Healthcare Investors, the sponsor, and all 100 plus employees. This is not us peeling off two or three dozen employees and sending them off with the REIT. This is the entirety of our company, including the three founding partners that own it -- Jeff, myself, as well as a third founding partner, Matt Streiff. We will all become officers of the merged REIT. Jeff will retain his position as executive chairman. Matt will serve as the chief operating officer, and I will be the president and CEO. Each of our division heads and senior executives will become employees of the merged REIT with the purchase of AHI and serve in the same roles as they currently do with the same responsibilities and the same titles all the way down from the founders to the division heads to every manager and every other employee. We're very proud of what this represents. It will drive roughly $21 million per year in accretive savings that will benefit stockholders immediately and will strengthen our ability to bolster and maintain our investor distribution payments while continuing to invest in the growth of the company. As you know, due to COVID, we had to reduce the distribution by a third in Healthcare REIT IV. And we had to suspend in its entirety for a period, the distribution for Healthcare REIT III. We've recently reinstated a 20-cent distribution for Healthcare REIT III, and upon closing of this transaction, we anticipate reinstating a 40 cent per share annualized distribution for the combined company. Again, this is subject to the entire universe of stockholders for both Healthcare REIT III and Healthcare REIT IV voting to approve the merger.

We've touched on a lot of the information encapsulated in this slide. The management team, which has been managing both of the REITs since their inceptions, will now become actual employees of the merged company devoted entirely to it. The board of directors will expand to nine members. There are already three independent directors at REIT III, three independent directors at REIT IV, and then Matt, Jeff and I, so a total of six outside independent directors and three inside for a total of nine. Immediately upon closing the merger, the combined company will be renamed American Healthcare REIT, Inc. And one thing that is very important when discussing our plan to become a self-managed, publicly traded healthcare REIT is that in terms of FFO multiples and how traded REITs are valued, self-managed REITs versus external advisory, which is our current situation, trade at significantly higher FFO multiples. So, this cost savings of $21 million dollars annually that we've identified starting at the conclusion of this deal not only benefits the combined company and the stockholders with more cash to the bottom line, creating flexibility on the distribution policy. But it also is expected to drive real enterprise value in the public markets when you start applying public market FFO multiples against cost savings.

Now let's discuss the strategic benefits of the proposed REIT merger. Number one, healthcare, despite the pains associated with the pandemic, particularly on skilled nursing and assisted living, healthcare remains a highly attractive real estate class. This demographic trend and the aging of the U.S. population is only continuing to accelerate, and will continue to do so for the foreseeable future. So, healthcare real estate and its attractiveness as an investment class is here to stay. Number two, the REIT merger will significantly enhance what the individual REITs on a standalone basis represent. We will achieve much greater size and scale, much broader geographic diversification, much broader tenant and operator diversification. Suffice it to say, these REITs are very clearly and obviously, based upon virtually any measurable metric, much better together than as standalone entities. Number three, the combined REIT will be well positioned for listing on a national stock exchange and, of course, the significant cost savings that we will achieve.

So, let's jump ahead -- to the rationale and benefits of the sponsor acquisition. American Healthcare Investors is one of the largest privately held healthcare real estate investment management platforms globally. We have brought expertise across the extensive executive management team and significant staff that is entirely focused on the specialized healthcare real estate sector. Over the course of the past 15 years, our team has acquired more than $9 billion of healthcare real estate and served thousands of investors via nearly $7 billion of invested capital. Our executive management team has invested alongside all of you to the tune of approximately $33 million in our offerings over the years. And frankly, we know healthcare real estate. This is all we've done for a very long time and it's really all I've done in my professional career. So first of all, the accretive cost savings cannot be overstated.

These annual savings of $21 million dollars per year will have a profound impact. Being vertically integrated and self-managed really positions us well for what we anticipate to be a successful listing on a national stock exchange and continued growth thereafter, as we'll gain access to much more efficient and lower cost of capital to grow our existing base. And finally, there is deep alignment of interests. Already we’re three of the largest individual investors in each of our REITs. After this transaction, because the purchase of AHI is going to be paid using 100 percent stock subject to long term lockups, we are highly incentivized to ensure the combined company performs well. And by the way, the way we restructured it is we do not have any liquidity as founders of AHI until REIT stockholders do. That has not always been the case in this industry, but we believe this alignment of interests is very important and it's a tenet that has governed our management philosophy for more than a decade. So, just a bit more of a look at American Healthcare Investors. Again, one of the largest privately held managers of healthcare real estate globally. We have two hundred years of combined experience in the senior management team, more than 100 employees, and have invested over $33 million of our own cash in our last three sponsored funds combined over the past decade and a half. We've raised $6.7 billion in equity and have done over $9 billion in acquisitions in the healthcare real estate space. We’ve sponsored multibillion dollar successful public non-traded REITs with a significant documented track record for performance. And last, but not least, the management team. These are the folks that have been managing the REITs in the past and will continue to do so in the future. The majority of these folks have come from public backgrounds, publicly traded healthcare REITs such as HCP, now known as Healthpeak, Ventas. Those are two of the big three traded healthcare REITs and then Ray Oborn, our senior EVP of asset management, has come from Brookdale, which is the largest operator of long-term care, both assisted living and skilled nursing. So, the management team is a known commodity and so is our track record. On the day we close this transaction, even before we list on a stock exchange, we will be ranked the 11th largest healthcare REIT in the world out of a total of 17 healthcare REITs. More importantly, I think the day we actually list our IPO next year, we will perform the largest healthcare REIT listing in the history of the public markets. Now, clearly, there are other healthcare REITs out there that are larger than us. All of them were smaller when they listed. So, what's my point? It's a practical matter. We are of the size and scale that we anticipate not only to be added to the RMZ, but equally as important, substantial enough in size to get the attention of the institutional investors that invest in listed healthcare REITs. And combine that with the value associated with a simultaneous acquisition of the largest privately held healthcare manager globally, with a known track record, I think these transactions will go a long way into getting us where we need to be in the early stage of the public markets.

Of course, the proposed merger will have a profound impact on our property portfolio. This slide basically shows what the portfolio will look like when you combine Healthcare REIT III and Healthcare REIT IV. If you look at the top, we show the assets within REIT III and REIT IV, and on the far right we show the combined portfolio. On a combined basis this is a $4.2 billion portfolio based on invested dollars. Total square footage on a combined basis is 19 million square feet and we will have 314 buildings on a combined basis. There will be five million square feet of medical office buildings, over 11,500 senior housing beds and over 7,200 skilled nursing beds. Roughly, it'll be about a third, a third, a third if you look at the pie charts on the bottom. We've got GAHR III on the far left, Healthcare REIT IV in the middle and the combined REIT on the far right. And we like that mix. Each class has its own positive attributes. If you look at the last year and a half, medical office buildings held up very well during COVID. As a matter of fact, our occupancy at the end of 2020 in our medical office building portfolio was higher than it was at the beginning of 2020. Of course, a bunch of our tenants were impacted by the original shutdown in March, April, May of 2020. But they reopened with a vengeance in June and have been doing great within our medical office buildings. It's not just us. The industry as a whole has done great. Medical office buildings have done very well for all of the REITs out there. Now assisted living and skilled nursing took a pretty significant hit with COVID. We went from overall occupancy in the mid 80s down to the mid 60s. We bottomed out in early January this year and it has rebounded fairly well during the spring of 2020 into the summer. I want to reiterate, this is not just us. This is the industry as a whole. If you compare our performance within assisted living and skilled nursing, it really mirrors what we've seen with all the other REITs as well as all the operating companies. Our skilled nursing portfolio has recovered faster and we expected that because those are shorter lengths of stay. Assisted living has been slower than what we expected but the fill up is going well. We're certainly moving in the right direction and we've recovered more than half of the lost occupancy and we expect that to continue. You know, we think it's going to take some time. We don't expect it to happen by the end of this year because we think that the recovery will slow down a little bit as we get closer and closer to where we were in February of 2020. However, we're still very bullish on the space.

On this slide, we're looking at geographic diversification. On the bottom, we've got the two REITs and at the top you've got the combined REIT. So, we're going from 27 and 28 states in each of the REITs to 36 states on a combined basis. Plus, we have assets in the United Kingdom. So, we’ve got very nice concentration of assets in certain key markets, which is what we want. And we've also got nice geographic spread across the United States. Again, I think this map looks very, very favorable when compared to the traded REITs out there.

This slide represents tenant diversification. What we're looking at here is tenants who actually lease space in our buildings. We are already pretty well diversified, but it gets even better with a combined REIT. Our largest tenant, Reliant Care, will be about 4.4 percent of the combined portfolio. This, of course, includes only leases. It does not include the managed portfolio. Trilogy is our largest operator by far. They will still be about a third of the portfolio. They, however, do not lease our assets. They actually manage them on our behalf. Trilogy was our best performing manager before COVID hit. They had a very, very strong 2018 and 2019 with good same store growth and they've had the best recovery so far in 2021. They’re a great operator and we expect them to be a huge part of the significant growth within our portfolio over the next couple of years. They have great assets and great markets.

With that, Jeff, I know you've been compiling a list of frequently asked questions that have been coming in since we announced this proposed merger. Why don't we walk through those?

Hanson: Well, thank you, Dan. And at this time, we'll enter into a detailed FAQs discussion. Since our public announcement in late June, we've had the opportunity to speak to, oh, I'd say well over two hundred shareholders as well as financial advisors. And we thought it'd be helpful to include the questions that have come up the most frequently in today's presentation. OK, Dan, FAQ question number one. And I'd say that this is the most relevant question, so we'll cover it first as it will require the most in-depth response and, I think, quite frankly, is the most apropos to both sets of shareholders. So, here's the question, from the perspective of each REIT individually, what are the driving motivations to execute the tri-party transaction rather than for each to simply remain standalone companies that are externally managed as they are today?

Prosky: Thanks, Jeff. Of course, you're right, this is the most operative question. And there are many answers, there are many reasons for both REITs why a transaction like this makes sense. Number one, you've got cost savings. It's going to be much cheaper to operate one REIT as opposed to two; audit fees for example, will be substantially lower by only having to do one audit versus two. This is going to create much greater size and scale for both of the REITs, which will help a lot when it comes time to have a successful listing event. Larger combined portfolio represents significantly enhanced geographic and tenant diversification. That'll be very attractive for the public markets. Upon listing, the combined company will represent the largest healthcare REIT listing in public market history.

We think that will draw significant interest from the institutional investors, which is something we want to see. Both REITs are going to benefit from being internally managed from acquiring AHI. So they're going to receive 100 percent of the benefits, but only pay a portion of the cost associated with that, because there's two REITs that are be buying AHI on a combined basis, and both REITs are very complementary to one another, and we'll get into that in a minute. The AHI acquisition is immediately and significantly accretive to shareholders. We expect the annual cost savings to be at least $21 million a year, which will support current and future distributions to stockholders. There's a lot of accretion. This is a one hundred percent unit purchase of AHI. There'll be no cash involved. The REITs will now be completely, have control of their own destiny via self-management. Self-management is going to be very important for a listing event. Internally managed REITs trade at substantially better multiples than those that are externally managed. And we think all that is going to is going to be very beneficial for both of the REITs.

Looking at the REITs specifically, REIT III is going to be able to see a pretty significant increase in its distribution to 40 cents because of all these savings. The Trilogy concentration will be reduced for REIT III. It's going to drop from about 44.5 percent to about 33.5 percent. Griffin-American Healthcare REIT IV is majority medical office buildings. That has proved to be a very valuable asset class during the pandemic, and we think that GAHR III is going to benefit from having a greater concentration in medical office buildings subsequent to the merger. GAHR IV has less RIDEA, generally making the portfolio more stable on a relative basis, and throughout the pandemic GAHR IV’s significant exposure to medical office buildings has helped it perform better, and in relation to COVID. Now for GAHR IV, there are also significant benefits. I would say that the largest is greater size and scale. GAHR IV on its own is about $1.2 billion. It's pretty small. It would be, you know, the smallest REIT out there if it was to list. On a combined basis, you're talking about four and a half billion dollars and you're going to be right there in the middle as far as where the publicly traded healthcare REITs stand. Trilogy, Trilogy is majority owned by Griffin-American Healthcare REIT III. It has been the biggest source of growth for Griffin-American Healthcare REIT III. 2018 and 2019, Trilogy had very strong same store NOI growth, much stronger than the overall portfolio, and has been a significant contributor to the growth in NAV for Healthcare REIT III. Now, Healthcare REIT IV is going to be able to benefit from that. Healthcare REIT IV was also able to negotiate a premium to its NAV of about 3.7 percent. There are really two components to that. Part of it is the concentration of medical office buildings. Part of that is the fact that it is a minority owner of Trilogy and with the minority ownership comes a minority discount. By combining, that minority discount will be eliminated and that'll be an additional benefit to Healthcare REIT IV. So really all those things work very well for both of the REITs and we think both of them are going to receive significant benefits upon completion of this merger.

Hanson: Question number two: why the focus on completing a listing or an IPO on a major national stock exchange in 2022?

Prosky: So, yeah, I've heard this question a lot. Thanks, Jeff. We're completing this transaction in order to move towards a liquidity event. That is the goal. And it's time. Right? Both of these REITs have been around for a while.

They're fully built out. We've got our leverage in the low 40 percent range, which is our target leverage. And, and it's time. It's time to move towards a liquidity event and this is the first step towards getting there.

Hanson: Question number three: how is the merger creating cost savings and at what level?

Prosky: So one of the examples that I mentioned is the savings associated with merging the two companies. Audit fees are a great example, that they're going to go way down. And there are many other things as well. However, the biggest source of cost savings has to do with bringing management in-house. Right now, both REITs are externally advised by American Healthcare Investors, the REITs pay advisory fees. And if you compare the cost of the advisory fees versus the cost of bringing the management team in-house, as well as the rest of the employees, we project that the annual cost savings will be at least $21 million starting next year. That is by far the largest source of the cost savings. That's what allows us to provide better distribution coverage, etc.

Hanson: OK, thank you, Dan. Let's move on to question number four. Will management have stock lockups at the point of IPO or listing?

Prosky: Thanks, Jeff. Just a reminder that the management will be receiving everything in units, operating units, so there'll be no cash involved in this transaction. Those management units have no liquidity provision, so management cannot get any liquidity without a liquidity event for shareholders. Any time you have any kind of IPO or listing, it's customary to have management lockups. We expect that will be the case in this transaction. One thing that we, we can promise is that management will not have any liquidity option prior to shareholders. In order for us to have liquidity, the shareholders will need to have liquidity first.

Hanson: OK, next question. How do you feel the combined REIT’s portfolio profile at IPO or listing will compare to the other publicly traded healthcare REITs?

Prosky: I like how we're going to look when it comes time to have a listing. If you look at our portfolio, we’ll be somewhere in the neighborhood of four and a half billion dollars of healthcare real estate; roughly a third, a third, a third medical office building, assisted living and skilled nursing. Not exactly, but more or less – a third, a third, a third. We're going to have fairly low leverage at a low 40 percent range. And I think that's going to compare very favorably to the publicly listed healthcare REITs that are out there today.

Hanson: Another common question is, will the dividend reinvestment program be reinstated after the merger closes?

Prosky: On the distribution reinvestment plan, that'll be a board decision. As we all know, we had to shut down the distribution reinvestment plan while this transaction is ongoing. So, it will remain shut down until we close the merger. After that, it will be up to the board to reevaluate that plan. I think it will be reinstated, but that’s just speculation. We have to get through the transaction and then the board of directors of the combined REIT can evaluate the situation and make a decision.

Hanson: And the next question: does the sponsor have any plans to launch Healthcare REIT V before or after a public listing or IPO?

Prosky: So that's a good question, I've heard that one before as well. The answer is no. We do not expect a Healthcare REIT V. American Healthcare Investors as a privately held investment management firm will no longer exist post-merger. It'll be rolled up into the two healthcare REITs and become part of American Healthcare REIT. There will be no Healthcare REIT V.

Hanson: And last but not least, there have been many similar mergers in the non-traded REIT space over the past three years. How does the structure of the REIT’s acquisition of American Healthcare Investors compare or differ from these other transactions that have occurred in the marketplace?

Prosky: Yeah, thanks, Jeff. There have been a lot of similar transactions over the last couple of years, either combinations of REITs or a roll-up of management teams or both, to kind of like what we're talking about doing here. We feel that ours is superior to what we've seen out in the market for several reasons. Number one, we're not rolling up just a few of our employees into the REIT and maintaining our company. A lot of these, you have a couple of dozen employees that move into the REITs, but the private company and usually the principals stay in place. In our case, all 110 employees are rolling into the REITs and American Healthcare Investors as a private company will no longer exist. Just a reminder, this is an all-stock transaction. We are not taking any cash for the self-management transaction. We believe it's important to show confidence in the REITs. We have a lot of confidence in the REITs and we want to stand shoulder to shoulder with shareholders and take all stock.

Hanson: Well, thank you, Danny. And that covers the FAQ's for today. I will say that the proxy materials have already been mailed to stockholders and that all of you should have already received them. As you would expect, it's very important that every stockholder vote, irrespective of whether or not you own just a few shares or thousands of shares. So please take the time to vote as soon as possible. Either mail your completed voting card back or go online to proxyvote.com and enter your control number. You can also vote by calling the number on the screen. Thank you very much and that will conclude the presentation for today.